EXHIBIT 99.1

Greif, Inc. Reports Second Quarter 2006 Results

•	Record net sales were $620.1 million for the second quarter of 2006. Net sales increased 1 percent (3 percent excluding the impact of foreign currency translation) for the second quarter of 2006 from the second quarter of 2005.

•	Operating profit before special items, as defined below, rose 23 percent to $52.6 million in the second quarter of 2006 compared to $42.7 million in the second quarter of 2005. Operating profit based on accounting principles generally accepted in the United States (GAAP) was $51.6 million in the second quarter of 2006 compared to $35.4 million in the second quarter of 2005.

•	Diluted earnings per Class A share increased 27 percent in the second quarter of 2006 to $1.03 before special items compared to $0.81 before special items in the second quarter of 2005. GAAP diluted earnings per Class A share were $0.97 in the second quarter of 2006 and $0.57 in the second quarter of 2005.

DELAWARE, Ohio (May 31, 2006) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in containerboard, corrugated packaging and timber, today announced results for its second quarter of 2006, which ended on April 30, 2006.

Michael J. Gasser, Chairman and Chief Executive Officer, commented, “Our second quarter results reflect improving volumes and margin expansion on sequential quarter and year-over-year comparisons. These solid results were driven by contributions from the disciplined Greif Business System and improving industry fundamentals in all of our business segments. At the midpoint of fiscal 2006, we are ahead of our original plan and anticipate building upon these achievements during the remainder of the year.”

Special Items and GAAP to Non-GAAP Reconciliation

Special items are as follows: (i) for the second quarter of 2006, restructuring charges of $10.3 million ($7.2 million net of tax) and timberland gains of $9.2 million ($5.5 million net of tax); and (ii) for the second quarter of 2005, restructuring charges of $10.6 million ($7.5 million net of tax), timberland gains of $3.4 million ($2.4 million net of tax) and debt extinguishment charge of $2.8 million ($2.0 million net of tax). A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net Sales

Net sales were $620.1 million in the second quarter of 2006 compared to $613.0 million in the second quarter of 2005. The $7.1 million increase was primarily due to the Paper, Packaging & Services segment. As stated previously, net sales increased 3 percent, after excluding the impact of foreign currency translation, for the second quarter of 2006 from the same quarter last year. This increase is primarily due to generally higher sales volumes in all three of the Company’s business segments. Net sales changes for each of the Company’s business segments are discussed in more detail below. The Company has previously announced and implemented price increases since the first quarter of 2006 for certain of its products due to higher raw material costs.

Gross Profit

Gross profit was $109.4 million, or 17.6 percent of net sales, in the second quarter of 2006 compared to $97.9 million, or 16.0 percent of net sales, in the second quarter of 2005. Gross profit margin benefited from positive contributions due to the Greif Business System and generally lower raw material costs compared to the second quarter of 2005. These benefits were partially offset by higher energy and transportation costs compared to the second quarter of 2005.

Selling, General & Administrative (SG&A) Expenses

SG&A expenses were $62.4 million, or 10.1 percent of net sales, in the second quarter of 2006 compared to $56.1 million, or 9.1 percent of net sales, in the second quarter of 2005. The increase was primarily due to higher accruals for performance-based incentive plans resulting from improvements in the Company’s current and planned results. On a full-year basis, management expects SG&A expenses to be less than the 10 percent of net sales target for fiscal 2006.

Operating Profit

Operating profit before special items was $52.6 million in the second quarter of 2006 compared to $42.7 million in the second quarter of 2005. The $9.9 million increase was due to the Industrial Packaging & Services segment ($4.8 million), the Paper, Packaging & Services segment ($4.1 million) and the Timber segment ($1.1 million). There were $10.3 million and $10.6 million of restructuring charges and $9.2 million and $3.4 million of timberland gains during the second quarter of 2006 and 2005, respectively. GAAP operating profit was $51.6 million in the second quarter of 2006 compared to $35.4 million in the second quarter of 2005.

Net Income and Diluted Earnings Per Share

Net income before special items was $30.4 million for the second quarter of 2006 compared to $23.9 million in the second quarter of 2005. Diluted earnings per share before special items were $1.03 per Class A share compared to $0.81 per Class A share and $1.58 per Class B share compared to $1.25 per Class B share for the second quarter of 2006 and 2005, respectively.

The Company had GAAP net income of $28.7 million, or $0.97 per diluted Class A share and $1.49 per diluted Class B share, in the second quarter of 2006 compared to GAAP net income of $16.8 million, or $0.57 per diluted Class A share and $0.88 per diluted Class B share, in the second quarter of 2005.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products and polycarbonate water bottles throughout the world. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Benefits from the Greif Business System;

•	Restructuring charges; and

•	Impact of foreign currency translation.

In this segment, net sales were $459.0 million in the second quarter of 2006 compared to $458.4 million in the second quarter of 2005. Net sales rose 2 percent excluding the impact of foreign currency translation. The improvement in net sales was primarily due to organic growth in steel drums and increased volume in fibre and plastic drums, which benefited from two tuck-in acquisitions in the fourth quarter of 2005. This improvement was partially offset by lower steel drum selling prices resulting from lower steel costs on a year-over-year comparison.

The Industrial Packaging & Services segment’s gross profit margin improved to 17.6 percent in the second quarter of 2006 from 15.6 percent in the second quarter of 2005. This improvement was due to lower raw material costs, primarily steel, and the Greif Business System compared to the same period last year.

Operating profit before restructuring charges rose to $34.2 million in the second quarter of 2006 from $29.4 million in the second quarter of 2005. Restructuring charges were $8.3 million in the second quarter of 2006 compared with $8.8 million a year ago. GAAP operating profit was $25.9 million in the second quarter of 2006 compared to $20.6 million in the second quarter of 2005.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily OCC;

•	Energy and transportation costs;

•	Benefits from the Greif Business System; and

•	Restructuring charges.

In this segment, net sales were $156.5 million in the second quarter of 2006 compared to $150.0 million in the second quarter of 2005. The increase in net sales was primarily due to improved sales volumes of containerboard and corrugated sheets and higher containerboard selling prices.

Operating profit before restructuring charges was $14.4 million in the second quarter of 2006 compared to $10.4 million in the second quarter of 2005. Restructuring charges were $2.0 million in the second quarter of 2006 compared to $1.8 million in the second quarter of 2005. The increase in operating profit was primarily due to the improvement in net sales, lower OCC costs and gain on sale of a warehouse ($2.0 million), partially offset by higher energy and transportation costs ($5.3 million) as compared to the second quarter of 2005. GAAP operating profit was $12.4 million in the second quarter of 2006 compared to $8.6 million in the second quarter of 2005.

Timber

The Timber segment consists of approximately 251,500 acres of timber properties in southeastern United States, which are actively harvested and regenerated, and approximately 37,000 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales;

•	Gains on sale of timberland; and

•	Gains on sale of special use properties (surplus, higher and better use, and development properties).

Net sales were $4.6 million in the second quarter of 2006 compared to $4.5 million in the second quarter of 2005. Operating profit before special items was $4.0 million (including $1.5 million resulting from the sale of surplus as well as higher and better use properties) in the second quarter of 2006 compared to $2.9 million in the second quarter of 2005. Special items included insignificant restructuring charges in both periods and timberland gains of $9.2 million in the second quarter of 2006 and $3.4 million in the second quarter of 2005. GAAP operating profit was $13.2 million in the second quarter of 2006 compared to $6.2 million in the second quarter of 2005.

The Company completed the final phase of its previously reported $90 million sale of timberland, timber and associated assets in the second quarter of 2006. In this phase, the Company sold 5,700 acres of timberland holdings in Florida for $9.7 million, resulting in a gain of $9.0 million.

Greif Business System Update

The Greif Business System generates productivity improvements and achieves permanent cost reductions. The opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further footprint rationalization. Annualized benefits of approximately $125 million were achieved through the end of fiscal 2005. The Company is implementing a strategic sourcing initiative as part of the Greif Business System to more effectively leverage its global spend and lay the foundation for a world-class sourcing and supply chain capability. The Company expects incremental benefits of approximately $30 million, primarily from the strategic sourcing initiative, during fiscal 2006. Incremental benefits from the Greif Business System totaled approximately $23 million for the six months ended April 30, 2006.

Restructuring Charges

The Company had $10.3 million of restructuring charges during the second quarter of 2006. These charges were primarily the result of closing two industrial packaging facilities in the United Kingdom, an impairment charge in connection with closing an industrial packaging facility in France and the consolidation of corrugated sheet operations in the United States. In addition, severance costs were incurred due to the elimination of certain operating and administrative positions throughout the world. For the second quarter of 2005, restructuring charges were $10.6 million.

Financing Arrangements

Net debt outstanding was $333.6 million at April 30, 2006 versus $437.7 million on the same date last year and $325.2 million at Oct. 31, 2005. Net debt is long-term debt plus short-term borrowings less cash and cash equivalents. GAAP long-term debt was $459.2 million at April 30, 2006 compared to $466.2 million at April 30, 2005 and $430.4 million at Oct. 31, 2005.

Interest expense was $9.8 million and $10.3 million in the second quarter of 2006 and 2005, respectively. The decrease was due to lower average debt outstanding as well as lower average interest rates during the second quarter of 2006 compared to the second quarter of 2005.

Capital Expenditures

Capital expenditures were $35.6 million, excluding timberland purchases of $1.2 million, in the second quarter of 2006 compared with capital expenditures of $16.2 million, excluding timberland purchases of $1.3 million, during the second quarter of 2005.

For fiscal 2006, capital expenditures are expected to be approximately $75 million, excluding timberland purchases, which would be approximately $25 million below the Company’s anticipated depreciation expense of approximately $100 million.

Stock Repurchases and Cash Dividends

During the second quarter of 2006, the Company repurchased 41,200 shares of Class A and Class B Common Stock pursuant to its stock repurchase program. The Board of Directors has authorized the Company to purchase up to two million shares of the Company’s Class A or Class B Common Stock or any combination thereof. As of April 30, 2006, the Company had repurchased 1,068,424 shares, including 650,276 shares of Class A Common Stock and 418,148 shares of Class B Common Stock, under this program.

The Company paid $6.9 million of cash dividends to its Class A and Class B stockholders in the second quarter of 2006 compared to $4.6 million for the second quarter of 2005. This represents an increase of approximately 50 percent per share for both classes of the Company’s common stock compared to the second quarter of 2005.

On May 30, 2006, the Board of Directors declared quarterly cash dividends of $0.36 per share of Class A Common Stock and $0.54 per share of Class B Common Stock, which marks the second consecutive year the Company has increased quarterly cash dividends by 50 percent. These dividends are payable on July 1, 2006 to shareholders of record at close of business on June 16, 2006.

Company Outlook

The Company enters the second half of fiscal 2006 with positive momentum based on higher sales volumes and improved margins during the first half of fiscal 2006. Profitability has benefited from ongoing initiatives to further embed the Greif Business Systems throughout the Company, including recent contributions from strategic sourcing, coupled with improving industry fundamentals.

The Company’s guidance, which excludes special items, is being raised $0.30 for its Class A common stock for fiscal 2006 to a range of $3.85 to $3.95 per share. This range is approximately 18 percent to 21 percent above fiscal 2005 on a similar basis.

Conference Call

The Company will host a conference call to discuss its second quarter of 2006 results on June 1, 2006, at 10 a.m. ET. To participate, domestic callers should call 800-218-0713 and ask for the Greif conference call. The number for international callers is +1 303 262 2140. Phone lines will open at 9:50 a.m. ET.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in the United States. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2005. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2006	2005	2006	2005
Net sales	$620,107	$612,960	$1,202,423	$1,195,524
Cost of products sold	510,664	515,042	1,003,308	1,008,880

Gross profit	109,443	97,918	199,115	186,644

Selling, general and administrative expenses	62,378	56,068	121,832	115,789
Restructuring charges	10,287	10,621	15,755	17,807
Gain on sale of assets	14,786	4,194	47,997	14,538

Operating profit	51,564	35,423	109,525	67,586

Interest expense, net	9,794	10,296	18,967	19,954
Debt extinguishment charge	—	2,828	—	2,828
Other income (loss), net	288	1,469	(194)	65

Income before income tax expense	42,058	23,768	90,364	44,869

Income tax expense	13,365	7,001	28,319	12,966

Net income	$28,693	$16,767	$62,045	$31,903

Basic earnings per share:
Class A Common Stock	$0.99	$0.58	$2.15	$1.12
Class B Common Stock	$1.49	$0.88	$3.22	$1.67

Diluted earnings per share:
Class A Common Stock	$0.97	$0.57	$2.11	$1.09
Class B Common Stock	$1.49	$0.88	$3.22	$1.67

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	11,543,093	11,377,891	11,542,626	11,248,592
Class B Common Stock	11,530,487	11,561,189	11,534,566	11,600,974

Diluted earnings per share:
Class A Common Stock	11,858,020	11,813,749	11,852,643	11,636,293
Class B Common Stock	11,530,487	11,561,189	11,534,566	11,600,974

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2006	2005	2006	2005
Net sales
Industrial Packaging & Services	$459,008	$458,404	$888,728	$887,446
Paper, Packaging & Services	156,483	150,034	303,522	298,239
Timber	4,616	4,522	10,173	9,839

Total	$620,107	$612,960	$1,202,423	$1,195,524

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$34,205	$29,411	$58,445	$47,090
Paper, Packaging & Services	14,425	10,372	18,682	19,963
Timber	3,983	2,868	7,346	6,875

Operating profit before restructuring charges and timberland gains	52,613	42,651	84,473	73,928

Restructuring charges:
Industrial Packaging & Services	8,265	8,809	12,487	15,607
Paper, Packaging & Services	2,022	1,764	3,258	2,141
Timber	—	48	10	59

Restructuring charges	10,287	10,621	15,755	17,807

Timberland gains:
Timber	9,238	3,393	40,807	11,465

Total	$51,564	$35,423	$109,525	$67,586

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$15,143	$16,176	$30,225	$32,312
Paper, Packaging & Services	7,201	8,322	15,210	16,774
Timber	981	694	2,564	1,088

Total	$23,325	$25,192	$47,999	$50,174

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2006	2005	2006	2005
Net sales
North America	$366,338	$332,515	$705,479	$649,691
Europe	167,079	191,316	323,108	367,486
Other	86,690	89,129	173,836	178,347

Total	$620,107	$612,960	$1,202,423	$1,195,524

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$28,354	$19,303	$39,788	$36,940
Europe	14,288	13,883	26,955	19,923
Other	9,971	9,465	17,730	17,065

Operating profit before restructuring charges and timberland gains	52,613	42,651	84,473	73,928
Restructuring charges	10,287	10,621	15,755	17,807
Timberland gains	9,238	3,393	40,807	11,465

Total	$51,564	$35,423	$109,525	$67,586

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	April 30, 2006	October 31, 2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$152,030	$122,411
Trade accounts receivable	283,496	258,636
Inventories	170,958	170,533
Other current assets	98,699	74,372

	705,183	625,952

LONG-TERM ASSETS
Goodwill	249,505	263,703
Intangible assets	35,975	25,015
Assets held by special purpose entities	50,891	50,891
Other long-term assets	53,483	55,706

	389,854	395,315

PROPERTIES, PLANTS AND EQUIPMENT	882,647	862,056

	$1,977,684	$1,883,323

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$225,423	$234,672
Short-term borrowings	26,459	17,173
Other current liabilities	130,501	131,139

	382,383	382,984

LONG-TERM LIABILITIES
Long-term debt	459,190	430,400
Liabilities held by special purpose entities	43,250	43,250
Other long-term liabilities	316,851	294,105

	819,291	767,755

MINORITY INTEREST	4,027	1,696

SHAREHOLDERS’ EQUITY	771,983	730,888

	$1,977,684	$1,883,323

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended April 30, 2006			Three months ended April 30, 2005
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$51,564			$35,423
Restructuring charges	10,287			10,621
Timberland gains	(9,238)			(3,393)

Non-GAAP – operating profit before restructuring charges and timberland gains	$52,613			$42,651

GAAP – net income	$28,693	$0.97	$1.49	$16,767	$0.57	$0.88
Restructuring charges, net of tax	7,249	0.25	0.38	7,506	0.25	0.40
Timberland gains, net of tax	(5,529)	(0.19)	(0.29)	(2,398)	(0.08)	(0.13)
Debt extinguishment charge, net of tax	—	—	—	1,999	0.07	0.10

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland gains	$30,413	$1.03	$1.58	$23,874	$0.81	$1.25

	Six months ended April 30, 2006			Six months ended April 30, 2005
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$109,525			$67,586
Restructuring charges	15,755			17,807
Timberland gains	(40,807)			(11,465)

Non-GAAP – operating profit before restructuring charges and timberland gains	$84,473			$73,928

GAAP – net income	$62,045	$2.11	$3.22	$31,903	$1.09	$1.67
Restructuring charges, net of tax	11,536	0.39	0.60	12,696	0.43	0.66
Timberland gains, net of tax	(25,758)	(0.87)	(1.34)	(8,175)	(0.28)	(0.43)
Debt extinguishment charge, net of tax	—	—	—	2,016	0.07	0.11

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland gains	$47,823	$1.63	$2.48	$38,440	$1.31	$2.01

NOTE:

During the first half of 2006, the Company sold 21,000 acres of timberland holdings in Florida. The tax effect of the gain for this transaction is calculated using a 38.1 percent tax rate. The other adjustments to reconcile the GAAP to non-GAAP amounts are tax effected using the consolidated effective tax rate excluding the impact of this timberland sale.

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2006	2005	2006	2005
Industrial Packaging & Services
GAAP – operating profit	$25,940	$20,602	$45,958	$31,483
Restructuring charges	8,265	8,809	12,487	15,607

Non-GAAP – operating profit before restructuring charges	$34,205	$29,411	$58,445	$47,090

Paper, Packaging & Services
GAAP – operating profit	$12,403	$8,608	$15,424	$17,822
Restructuring charges	2,022	1,764	3,258	2,141

Non-GAAP – operating profit before restructuring charges	$14,425	$10,372	$18,682	$19,963

Timber
GAAP – operating profit	$13,221	$6,213	$48,143	$18,281
Restructuring charges	—	48	10	59
Timberland gains	(9,238)	(3,393)	(40,807)	(11,465)

Non-GAAP – operating profit before restructuring charges and timberland gains	$3,983	$2,868	$7,346	$6,875

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	April 30, 2006	October 31, 2005	April 30, 2005
GAAP – long-term debt	$459,190	$430,400	$466,215
Short-term borrowings	26,459	17,173	23,506
Cash and cash equivalents	(152,030)	(122,411)	(52,029)

Non-GAAP net debt	$333,619	$325,162	$437,692